UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CREDIT SUISSE OPPORTUNITY FUNDS CREDIT SUISSE ASSET MANAGEMENT INCOME FUND, INC. CREDIT SUISSE HIGH YIELD BOND FUND
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CREDIT SUISSE ASSET MANAGEMENT INCOME FUND, INC.

CREDIT SUISSE HIGH YIELD BOND FUND

CREDIT SUISSE FLOATING RATE HIGH INCOME FUND

(each, a “Fund”, and collectively, the “Funds”)

Eleven Madison Avenue

New York, New York 10010

PLEASE REVIEW

Dear Shareholder:

The Joint Special Meeting of Shareholders of the Funds originally scheduled for August 24, 2023 has been adjourned until September 26, 2023. Although the vote response is favorable so far, each Fund is in jeopardy of not receiving the necessary votes. At this point we have not received your vote and we would greatly appreciate you acting on this matter today. Each Fund’s shareholders need to approve a new Investment Advisory Agreement for the Fund in order to ensure that Credit Suisse Asset Management, LLC (“Credit Suisse”) can continue to provide uninterrupted investment advisory services to the Fund.

The Joint Special Meeting will be held on September 26, 2023 at 4:00 p.m., Eastern Time at Eleven Madison Avenue, Floor 2B, New York, NY 10010. If you don’t plan to participate in person, please vote your shares using any of the convenient methods described below and on the enclosed proxy card.

Please note that each Fund’s new Investment Advisory Agreement will be identical to the Fund’s prior Investment Advisory Agreement with Credit Suisse, except for the dates of execution, effectiveness and termination and certain non-material changes.  No changes to the investment objective(s), principal investment strategies and policies, principal risks, fundamental and non-fundamental investment policies, or portfolio managers (other than potential personnel changes outside of Credit Suisse’s control) of each Fund are currently contemplated.

WHAT DO WE NEED FROM YOU? Please vote in order to ensure that Credit Suisse can continue to provide uninterrupted investment advisory services to each Fund. Please also note that each Fund’s shareholder base is made up of thousands of investors just like yourself, which makes your vote even more important no matter how many shares you own. Accordingly, your vote is critical to the approval of this proposal.

VOICE YOUR SAY ON THIS MATTER NOW.

1.	BY PHONE. You may cast your vote by telephone by 877-674-6273 to cast your vote with a live proxy specialist, quickly and easily.

2.	INTERNET. You may cast your vote using the Internet by logging onto the Internet address located on the enclosed proxy card and following the instructions on the website.

3.	VIA MAIL. You may cast your vote by mail by signing, dating and mailing the enclosed proxy card in the postage-prepaid return envelope provided.

For further information about the Joint Special Meeting, the proposal, how to vote or to obtain a copy of the Proxy Statement, you can reach us at 877-674-6273 between the hours of 9:00 a.m. and 10:00 p.m., Eastern Time, Monday through Friday and Saturday 10:00 a.m. to 6 p.m., Eastern Time.

We greatly appreciate your consideration and investment with the Credit Suisse Funds.

Sincerely,

/s/Karen Regan

Karen Regan

Secretary of the Credit Suisse Funds